NEWS RELEASE
                                                                        CONTACT:
                                                                 Karen L. Howard
                                      Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM
                                                        ------------------------

COLUMBUS MCKINNON REPORTS SIGNIFICANT MARGIN AND OPERATING INCOME IMPROVEMENT IN FISCAL 2007 FIRST QUARTER

     o    OPERATING INCOME INCREASES 21.6% ON 4.1% CONSOLIDATED SALES GROWTH

     o    ORDERS INCREASE 9%

     o    GROSS MARGIN IMPROVES 290 BASIS POINTS TO 28.8%

     o    OPERATING MARGIN IMPROVES 170 BASIS POINTS TO 12.1%

     o REPURCHASED $38.5 MILLION OF 10% NOTES TO REDUCE FUTURE ANNUAL PRE-TAX INTEREST EXPENSE BY $3.85 MILLION; RELATED PRE-TAX DEBT REPURCHASING COSTS OF $4.6 MILLION IMPACT EARNINGS PER SHARE BY $0.16

     o    FUNDED DEBT REDUCED BY $26.3 MILLION

     o 50% FUNDED DEBT TO TOTAL CAPITALIZATION SHORT-TERM GOAL SURPASSED (ACHIEVED 46%); 43% NET DEBT TO TOTAL CAPITALIZATION ACHIEVED

     o    DILUTED EPS OF $0.29; $0.49 EXCLUDING UNUSUAL ITEMS


AMHERST, N.Y., July 25, 2006 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2007 first quarter that ended on July 2, 2006. Operating income of $17.8 million for the fiscal 2007 first quarter was up 21.6% on a 4.1% increase in net sales to $146.7 million. As a percent of sales, operating income produced a 12.1% margin in the fiscal 2007 quarter compared with 10.4% in the same period last year. Gross margin improved 290 basis points to 28.8% compared with 25.9% in the first quarter of fiscal 2006. Strengthened margins reflect continued improvements in operational productivity and the value of operating leverage on higher sales. Net income of $5.6 million and net income per diluted share of $0.29 were affected by several unusual items described below. The most significant item was after-tax financing costs of $3.0 million, or $0.16 per diluted share, ($4.6 million pre-tax) to repurchase higher cost debt, which will reduce future annual interest expense by approximately $2.5 million after-tax ($3.85 million pre-tax).

Timothy T. Tevens, President and Chief Executive Officer, commented, "Sales trends in our markets remain very favorable, and we continue to anticipate growth in Products segment sales in the mid-to-high single digit range as we convert our high level of orders to sales. The broad-based demand in our Products segment supports our belief that expansion is continuing in the industrial economy worldwide."

He continued, "Our Products segment backlog again increased this quarter, reflecting the strong level of bookings. We are adding direct labor resources to improve our shipping rates. Consolidated bookings were up 9% over the same quarter last year."

Fiscal 2007 first quarter net sales were $146.7 million, an increase of $5.8 million, or 4.1%, over last year's first quarter net sales of $140.9 million. Higher sales reflect continued strong demand for material handling products around the world. Demand for our products is strong from all major distribution channels with the cranebuilder and rigging shop channels showing the greatest strength. Backlog for the Products segment of $58.4 million at July 2, 2006 reflects $4.8 million and $15.6 million increases over the balances at March 31, 2006 and July 3, 2005, or 9% and 36% respectively.

On a sequential quarter basis, net sales declined by just $1 million (<1%) which is notable based on two fewer shipping days in the fiscal 2007 first quarter, and the fourth quarter historically being the Company's strongest revenue quarter.

Net income for the fiscal 2007 first quarter was $5.6 million compared with fiscal 2006 first quarter net income of $7.3 million. On a diluted per share basis, first quarter 2007 net income was $0.29 compared with $0.49 in the same period last year. This comparison was affected by the following:

     o Financing costs of $3.0 million after-tax ($4.6 million pre-tax), or $0.16 per share, associated with repurchasing $38.5 million of 10% Notes during the quarter included $3.8 million pre-tax of premium charges and the write-down of $0.8 million pre-tax of non-cash deferred financing costs.

     o The fiscal 2007 quarter includes $0.8 million of non-deductible incentive stock option expense associated with the April 1, 2006 adoption of SFAS No. 123(R) "Share-Based Payment." For the remaining quarters of fiscal 2007, the Company intends to recognize $0.2 million per quarter of non-deductible expenses for stock options.

     o As a result of the fiscal 2006 fourth quarter reversal of the valuation allowance against deferred tax assets, primarily U.S. federal net operating loss carryforwards, the Company is now recognizing a more normal effective tax rate. The 44.0% effective tax rate for the fiscal 2007 first quarter was up from last year's first quarter rate of 18.3% primarily due to this change. The effective tax rate for the fiscal 2007 quarter was also unfavorably impacted by the non-deductible stock options expense noted above. For the remaining quarters of fiscal 2007, the Company anticipates its effective tax rate to range between 38% and 39%.

     o As a result of the November 2005 equity offering of 3.0 million shares and additional options that were in-the-money during the fiscal 2007 first quarter, there were 3.9 million, or 26.2%, additional diluted shares outstanding in the fiscal 2007 first quarter compared with the prior year's first quarter.

Excluding the above unusual items, net income for the fiscal 2007 and fiscal 2006 first quarters would have been $9.3 million and $5.5 million, respectively, representing 69.1% improvement. Applying that net income for both periods to the
19.0 million diluted shares currently outstanding would result in $0.49 and $0.29 pro forma net income per share for the fiscal 2007 and 2006 first quarters, respectively, or 69.0% improvement. (See reconciliation between GAAP net income and non-GAAP net income included in the final table of this news release).

Higher selling expenses of $1.7 million, or 12.5%, reflect increased commissions and marketing activities in the U.S. and overseas. The $0.9 million, or 11.2%, increase in general and administrative expenses was primarily related to incentive stock options expense, investments in international markets and new product development expenses.

As a result of reduced debt levels, interest and debt expense for the first quarter of fiscal 2007 was down $2.2 million to $4.5 million from $6.7 million in the fiscal 2006 first quarter. Reduced interest expense was a direct result of the Company's efforts to eliminate or efficiently refinance higher cost debt.

During the quarter, the Company reduced funded debt by $26.3 million to $183.4 million, resulting in a funded debt to total capitalization ratio of 46.1%. Our long-term goal is for a 30% debt to total capitalization ratio, to provide us the flexibility to support our ongoing growth strategy. Debt, net of cash at July 2, 2006, was $163.5 million, a $89.5 million reduction from $253.0 million a year ago, representing 43.2% net debt to total capitalization. The Company's availability on its line of credit with its bank group at July 2, 2006 was $52.6 million.

Net cash provided by operations was $4.8 million for the fiscal 2007 first quarter compared with $10.6 million in the fiscal 2006 first quarter, with the fluctuation a result of changes in working capital.

Capital expenditures for the first quarter of fiscal 2007 were $1.9 million compared with $1.7 million for the same period in fiscal 2006. Capital spending is focused on new product development and the purchase of productivity-enhancing equipment along with normal maintenance items.

PRODUCTS SEGMENT
----------------

Products segment sales for the first quarter of fiscal 2007 represented 87.4% of consolidated net sales, increasing $4.2 million, or 3.4%, to $128.1 million. The fluctuation compared with the year-ago quarter is summarized as follows, in millions:

         Two fewer shipping days            $    (3.8)          (3.1%)

         Increased pricing                        2.3            1.9%

         Foreign currency translation             1.1            0.8%

         Increased volume                         4.6            3.8%
                                            ---------            ----

         Total                              $     4.2            3.4%
                                            =========            ====

Gross margin for this segment was 30.8% compared with 27.6% in last year's first quarter. Income from operations, as a percent of sales, was 13.1% for this period, up from 11.4% in the fiscal 2006 first quarter.

Backlog stood at $58.4 million at the end of the quarter. Backlog at the end of the fiscal 2006 first quarter and fiscal 2006 fourth quarter was $42.8 million and $53.6 million, respectively. The time to convert Products segment backlog to sales averages from a few days to a few weeks, and backlog for this segment on average normally represents four to five weeks of shipments.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $18.6 million in the fiscal 2007 first quarter, up 9.2%, from sales of $17.0 million in the same period last year. Gross margin was 15.4% compared with 13.7% last year. Income from operations as a percent of sales was 5.2% for this period compared with 2.9% in the fiscal 2006 first quarter.

Backlog for the Solutions segment at July 2, 2006 was $11.4 million, down from backlog of $17.3 million at the end of the fiscal 2006 first quarter and down from $13.0 million at the end of the fiscal 2006 fourth quarter. The decrease is due to timing of large contracts. For this segment, the average cycle time for backlog to convert to sales ranges from one to six months.

SUMMARY
-------

Mr. Tevens noted, "Fiscal 2007 is off to a strong start for Columbus McKinnon. Higher bookings reflect the strength in the industrial global economy, which drives increased needs for material handling equipment in a broad variety of end-user markets. We have also made great strides in improving our operational efficiency over the last several years through lean manufacturing practices and the consolidation and rationalization of our facilities and product lines. In the recent quarter, our strong operating leverage enabled us to achieve a 13.1% operating margin for our Products segment, a level that historically was achieved at higher levels of sales. We also further reduced our debt and strengthened our balance sheet to have the financial flexibility to make selective bolt-on acquisitions to maximize our leading U.S. market position, grow our presence internationally and accelerate top line growth."


He added, "Our strategic objectives remain to:

     o Increase our domestic organic sales growth by introducing new products and maximizing market coverage,

     o Increase our global sales and market share by expanding our presence in emerging and existing international industrial markets,

     o Increase our profitability through lean manufacturing and facility rationalization while increasing effective capacity on a reduced manufacturing footprint,

     o Pay down debt to reduce interest expense and enhance our strategic flexibility, and

     o    Pursue strategic acquisitions and alliances."


ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
----------------------

TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for July 25, 2006 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until September 25, 2006 by dialing 1-888-568-0155. Alternatively, you may access an archive of the call until September 25, 2006 on Columbus McKinnon's web site at: HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.
             ----------------------------------------------

SAFE HARBOR STATEMENT
---------------------

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE LIKELIHOOD THAT THE COMPANY CAN UTILIZE ITS NOLS, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                    THREE MONTHS ENDED
                                                    ------------------
                                             JULY 2, 2006       JULY 3, 2005     CHANGE
                                             ------------       ------------     ------

NET SALES                                    $   146,694        $   140,877         4.1%
Cost of products sold                            104,411            104,334         0.1%
                                            --------------------------------
Gross profit                                      42,283             36,543        15.7%
   Gross profit margin                              28.8%              25.9%
Selling expense                                   15,367             13,658        12.5%
General and administrative expense                 9,089              8,175        11.2%
Restructuring charges                                  4                 26       -84.6%
Amortization                                          43                 62       -30.6%
                                            --------------------------------
INCOME FROM OPERATIONS                            17,780             14,622        21.6%
                                            --------------------------------
Interest and debt expense                          4,512              6,716       -32.8%
Other (expense) income                            (3,570)               789      -552.5%
                                            --------------------------------
Income from continuing operations before
income tax expense                                 9,698              8,695        11.5%
Income tax expense                                 4,265              1,587       168.7%
                                            --------------------------------
Income from continuing operations                  5,433              7,108       -23.6%
Income from discontinued operations                  139                214       -35.0%
                                            --------------------------------
NET INCOME                                   $     5,572        $     7,322       -23.9%
                                            ================================

Average basic shares outstanding                  18,431             14,672        25.6%
Basic income per share:
   Continuing operations                     $      0.29        $      0.49       -40.8%
   Discontinued operations                          0.01               0.01
                                            --------------------------------
   Net income                                $      0.30        $      0.50       -40.0%
                                            ================================

Average diluted shares outstanding                18,961             15,029        26.2%
Diluted income per share:
   Continuing operations                     $      0.28        $      0.48       -41.7%
   Discontinued operations                          0.01               0.01
                                            --------------------------------
   Net income                                $      0.29        $      0.49       -40.8%
                                            ================================




                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                        JULY 2, 2006       MARCH 31, 2006
                                                        ------------       --------------
ASSETS
Current assets:
   Cash and cash equivalents                           $      19,927       $      45,598
   Trade accounts receivable                                  97,701              95,726
   Unbilled revenues                                          16,292              12,061
   Inventories                                                81,025              74,845
   Prepaid expenses                                           17,623              15,676
                                                      -----------------------------------
     Total current assets                                    232,568             243,906
                                                      -----------------------------------

Net property, plant, and equipment                            55,661              55,132
Goodwill and other intangibles, net                          187,705             187,327
Marketable securities                                         27,342              27,596
Deferred taxes on income                                      43,830              46,065
Other assets                                                   5,569               6,018
                                                      -----------------------------------
TOTAL ASSETS                                           $     552,675       $     566,044
                                                      ===================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                              $       6,331       $       5,798
   Trade accounts payable                                     43,674              39,311
   Accrued liabilities                                        59,277              61,264
   Restructuring reserve                                         668                 793
   Current portion of long-term debt                             133                 127
                                                      -----------------------------------
Total current liabilities                                    110,083             107,293
                                                      -----------------------------------

Senior debt, less current portion                             40,973              67,841
Subordinated debt                                            136,000             136,000
Other non-current liabilities                                 51,049              50,489
                                                      -----------------------------------
Total liabilities                                            338,105             361,623
                                                      -----------------------------------

Shareholders' equity:
   Common stock                                                  187                 185
   Additional paid-in capital                                172,662             170,081
   Retained earnings                                          56,724              51,152
   ESOP debt guarantee                                        (3,851)             (3,996)
   Unearned restricted stock                                       -                 (22)
   Accumulated other comprehensive loss                      (11,152)            (12,979)
                                                      -----------------------------------
Total shareholders' equity                                   214,570             204,421
                                                      -----------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $     552,675       $     566,044
                                                      ===================================




                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                     THREE MONTHS ENDED
                                                                     ------------------
                                                               JULY 2, 2006    JULY 3, 2005
                                                               ------------    ------------

OPERATING ACTIVITIES:
Income from continuing operations                               $    5,433      $    7,108
Adjustments to reconcile income from continuing
operations to net cash provided by operating activities:
   Depreciation and amortization                                     2,105           2,332
   Deferred income taxes                                             2,235           1,724
   Other                                                              (371)           (481)
   Loss on early retirement of bonds                                 3,780             (11)
   Stock option expense                                                798               -
   Amortization/write-off of deferred financing costs                  980             320
   Changes in operating assets and liabilities:
      Trade accounts receivable                                       (921)         (2,096)
      Unbilled revenues and excess billings                         (3,528)         (1,823)
      Inventories                                                   (5,608)         (2,620)
      Prepaid expenses                                              (1,925)            130
      Other assets                                                    (248)           (202)
      Trade accounts payable                                         3,570           2,095
      Accrued and non-current liabilities                           (1,511)          4,161
                                                               ----------------------------
Net cash provided by operating activities                            4,789          10,637
                                                               ----------------------------

INVESTING ACTIVITIES:
Sale (purchase) of marketable securities, net                           47            (688)
Capital expenditures                                                (1,903)         (1,674)
Proceeds from discontinued operations note
receivable - revised                                                   139             214
                                                               ----------------------------
Net cash used by investing activities                               (1,717)         (2,148)
                                                               ----------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                                1,725               1
Net borrowings under revolving line-of-credit agreements            11,843           4,205
Repayment of debt                                                  (42,302)         (8,186)
Deferred financing costs incurred                                     (325)            (98)
Other                                                                  145             145
                                                               ----------------------------
Net cash used by financing activities                              (28,914)         (3,933)
                                                               ----------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                171            (408)
                                                               ----------------------------

Net change in cash and cash equivalents                            (25,671)          4,148
Cash and cash equivalents at beginning of year                      45,598           9,479
                                                               ----------------------------
Cash and cash equivalents at end of period                      $   19,927     $    13,627
                                                               ============================




                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA

(IN THOUSANDS, EXCEPT PERCENTAGE DATA)
                              QUARTER ENDED          QUARTER ENDED
                               JULY 2, 2006           JULY 3, 2005        % CHANGE
                           -------------------    -------------------    ----------

PRODUCTS
Net sales                        $128,139               $123,881             3.4%
Gross profit                       39,417                 34,220            15.2%
   MARGIN                            30.8%                  27.6%
Income from operations             16,809                 14,128            19.0%
   MARGIN                            13.1%                  11.4%

SOLUTIONS
Net sales                        $ 18,555               $ 16,996             9.2%
Gross profit                        2,866                  2,323            23.4%
   MARGIN                            15.4%                  13.7%
Income from operations                971                    494            96.6%
   MARGIN                             5.2%                   2.9%

CONSOLIDATED
Net sales                        $146,694               $140,877             4.1%
Gross profit                       42,283                 36,543            15.7%
   MARGIN                            28.8%                  25.9%
Income from operations             17,780                 14,622            21.6%
   MARGIN                            12.1%                  10.4%




                          COLUMBUS MCKINNON CORPORATION
                                 ADDITIONAL DATA

                                          JULY 2, 2006          JULY 3, 2005          MARCH 31, 2006
                                          ------------          ------------          --------------

BACKLOG (IN MILLIONS)
   Products segment                        $    58.4             $    42.8               $    53.6
   Solutions segment                       $    11.4             $    17.3               $    13.0

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                       60.6 days             57.4 days               59.2 days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)              5.2 turns             5.2 turns               5.7 turns

DAYS' INVENTORY                                 70.8 days             69.7 days               64.4 days
TRADE ACCOUNTS PAYABLE
   days payables outstanding                    38.1 days             30.2 days               33.7 days

WORKING CAPITAL AS A % OF SALES                 19.4 %                19.4 %                  17.4 %
DEBT TO TOTAL CAPITALIZATION PERCENTAGE         46.1 %                75.6 %                  50.6 %
NET DEBT TO TOTAL CAPITALIZATION
PERCENTAGE                                      43.2 %                74.6 %                  44.5 %


                   SHIPPING DAYS BY QUARTER

              Q1       Q2       Q3      Q4      TOTAL
              --       --       --      --      -----
FY07          63       63       59      64       249
FY06          65       63       58      65       251


                          COLUMBUS MCKINNON CORPORATION
         RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                  THREE MONTHS ENDED
                                                                  ------------------

                                                           JULY 2, 2006      JULY 3, 2005
                                                           ------------      ------------
GAAP NET INCOME                                             $   5,572          $  7,322

Reconciliation between GAAP Net Income and
      Non-GAAP Net Income:
Financing costs for 2010 Notes repurchase                       4,583                 -
FAS 123 (R) Adoption (incentive stock options) expense            798                 -
     Income tax expense                                        (1,604)           (1,797)
                                                           ----------- -- --------------
NON-GAAP NET INCOME                                         $   9,349         $   5,525

GAAP NET INCOME PER SHARE - DILUTED                         $    0.29          $   0.49
Shares used in GAAP per diluted share calculation              18,961            15,029

NON-GAAP NET INCOME PER SHARE - DILUTED                     $    0.49          $   0.29
Shares used in non-GAAP per diluted share calculation          18,961            18,961
